                                                                EXHIBIT 2

                                 AGREEMENT FOR
                                PURCHASE AND SALE
                                  OF EXCHANGES

                           DATED AS OF AUGUST 30, 1993
                                     BETWEEN

                     EAGLE TELECOMMUNICATIONS, INC./COLORADO
               A Wholly-owned Subsidiary of Pacific Telecom, Inc.
                                       AND
                          U S WEST COMMUNICATIONS, INC.

                                TABLE OF CONTENTS



                                    RECITALS

                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS
      1.1    Sale and Transfer  . . . . . . . . . . . . . . . . . . . . .   1
             _________________
      1.2    Purchase Price   . . . . . . . . . . . . . . . . . . . . . .   1
             ______________
      1.3    Payment. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
             _______
      1.4    Appraisal of the Assets. . . . . . . . . . . . . . . . . . .   2
             _______________________
      1.5    Allocation of the Purchase Price . . . . . . . . . . . . . .   2
             ________________________________
      1.6    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
             _____
      1.7    Special Rebate . . . . . . . . . . . . . . . . . . . . . . .   3
             ______________
      1.8    Construction Contract. . . . . . . . . . . . . . . . . . . .   3
             _____________________
      1.9    Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . .   4
             ________


                                    ARTICLE 2
                                     CLOSING
      2.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
             _______
      2.2    Documents to be Delivered by Seller to Buyer . . . . . . . .   3
             ____________________________________________
      2.3    Documents to be Delivered by Buyer to Seller . . . . . . . .   4
             ____________________________________________
      2.4    Documents to be Delivered by Seller and Buyer
             _____________________________________________
             to Each Other. . . . . . . . . . . . . . . . . . . . . . . .   4
             _____________
      2.5    Further Assurance. . . . . . . . . . . . . . . . . . . . . .   4
             _________________

                                    ARTICLE 3
                                   CONDITIONS
      3.1    Conditions to Buyer's Obligations. . . . . . . . . . . . . .   5
             __________________________________
      3.2    Conditions to Seller's Obligations . . . . . . . . . . . . .   6
             __________________________________

                                    ARTICLE 4
                     ENVIRONMENTAL CONDITION; ASSETS "AS IS"
      4.1    Central Office; Asbestos, Hazardous Materials. . . . . . . .   7
             _____________________________________________
      4.2    Outside Plant. . . . . . . . . . . . . . . . . . . . . . . .   8
             _____________
      4.3    DISCLAIMER OF WARRANTIES . . . . . . . . . . . . . . . . . .   9
             ________________________

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
      5.1    Buyer's Representations and Warranties . . . . . . . . . . .   9
             ______________________________________
      5.2    Seller's Representations and Warranties. . . . . . . . . . .   11
             _______________________________________

                                    ARTICLE 6
                                    COVENANTS
      6.1    Covenants of Buyer . . . . . . . . . . . . . . . . . . . . .   12
             __________________
      6.2    Covenant of Seller . . . . . . . . . . . . . . . . . . . . .   13
             __________________
      6.3    Mutual Covenants . . . . . . . . . . . . . . . . . . . . . .   15
             ________________
                                        I

                                    ARTICLE 7
                                 INDEMNIFICATION
      7.1    Indemnification by Buyer . . . . . . . . . . . . . . . . . .   16
             ________________________
      7.2    Buyer's Indemnification Threshold. . . . . . . . . . . . . .   17
             _________________________________
      7.3    Indemnification by Seller. . . . . . . . . . . . . . . . . .   17
             _________________________
      7.4    Seller's Indemnification Threshold . . . . . . . . . . . . .   17
             __________________________________
      7.5    Maximum Amount . . . . . . . . . . . . . . . . . . . . . . .   17
             ______________
      7.6    Time Limitation. . . . . . . . . . . . . . . . . . . . . . .   17
             _______________
      7.7    Notice of Claims . . . . . . . . . . . . . . . . . . . . . .   18
             ________________
      7.8    Defense by Indemnifying Party. . . . . . . . . . . . . . . .   18
             _____________________________
      7.9    Manner of Indemnification. . . . . . . . . . . . . . . . . .   19
             _________________________
      7.10   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .   19
             ________
      7.11   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .   19
             _________
                                    ARTICLE 8
                                   TERMINATION
      8.1    Termination By Buyer . . . . . . . . . . . . . . . . . . . .   19
             ____________________
      8.2    Termination By Seller. . . . . . . . . . . . . . . . . . . .   19
             _____________________
      8.3    Termination By Buyer or Seller . . . . . . . . . . . . . . .   20
             ______________________________
      8.4    Effect of Termination. . . . . . . . . . . . . . . . . . . .   20
             _____________________
      8.5    Reimbursement for Costs. . . . . . . . . . . . . . . . . . .   20
             _______________________

                                    ARTICLE 9
                              POST CLOSING MATTERS
      9.1    Post Closing . . . . . . . . . . . . . . . . . . . . . . . .   20
             ____________

                                   ARTICLE 10
                                   ARBITRATION
      10.1   Claims . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
             ______
      10.2   Rules. . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
             _____
      10.3   No Discovery; Damages; Expenses. . . . . . . . . . . . . . .   21
             _______________________________
      10.4   Judicial or Administrative Action. . . . . . . . . . . . . .   22
             _________________________________

                                   ARTICLE 11
                                     GENERAL
      11.1   Time of the Essence. . . . . . . . . . . . . . . . . . . . .   22
             ___________________
      11.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
             _______
      11.3   Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . .   22
             _______
      11.4   Commissions. . . . . . . . . . . . . . . . . . . . . . . . .   23
             ___________
      11.5   Payment of Expenses. . . . . . . . . . . . . . . . . . . . .   23
             ___________________
      11.6   Headings . . . . . . . . . . . . . . . . . . . . . . . . . .   23
             ________
      11.7   Counterparts . . . . . . . . . . . . . . . . . . . . . . . .   23
             ____________
      11.8   Successors and Assigns . . . . . . . . . . . . . . . . . . .   23
             ______________________
      11.9   Assignment . . . . . . . . . . . . . . . . . . . . . . . . .   23
             __________
      11.10  Additional Instruments and Assistance. . . . . . . . . . . .   24
             _____________________________________
      11.11  Seller's Control Over Authorized Facilities. . . . . . . . .   24
             ___________________________________________
      11.12  Governing Law. . . . . . . . . . . . . . . . . . . . . . . .   24
             _____________
      11.13  Severability . . . . . . . . . . . . . . . . . . . . . . . .   24
             ____________
      11.14  Amendments . . . . . . . . . . . . . . . . . . . . . . . . .   24
             __________
      11.15  No Construction Against the Drafting Party . . . . . . . . .   24
             __________________________________________
      11.16  Integration. . . . . . . . . . . . . . . . . . . . . . . . .   24
             ___________


                                       II

                  AGREEMENT FOR PURCHASE AND SALE OF EXCHANGES


      This Agreement for Purchase and Sale of Exchanges ("Agreement") is made
                                                          _________
and entered into as of the 30th day of August, 1993, by and among U S WEST Communications, Inc., a Colorado corporation ("Seller"), Eagle
                                               ______
Telecommunications, Inc./Colorado, a corporation organized and existing under the laws of the State of Colorado, a wholly-owned subsidiary of Pacific Telecom, Inc. ("Buyer") and Pacific Telecom Inc., ("PTI").
                 _____

                                    RECITALS

A. Seller currently owns certain assets used to provide wireline telecommunication services in Colorado, pursuant to a grant of operating authority issued by the State of Colorado, which have been offered for sale.

B. Buyer desires to purchase Seller's assets in the telephone exchanges, listed in Exhibit A, in the State of Colorado (the "Exchanges"), and Seller wishes to sell, assign and transfer the aforesaid assets in the Exchanges to Buyer.

C. Each defined term shall have the meaning set forth in this Agreement where such term is first used or, if no definition is so set forth, the meaning set forth in the "Glossary of Terms," attached hereto and incorporated herein by this reference.

    NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:


                                    ARTICLE
                           PURCHASE AND SALE OF ASSETS

    1.1      Sale and Transfer.  Upon the terms and subject to the conditions
             _________________
hereinafter set forth, Seller agrees to sell, convey, transfer, assign and deliver all of the assets, except for the Excluded Assets, which are located within the Exchanges and those assets which have been mutually agreed upon by Seller and Buyer, all of which are set forth in Schedule 1.1 (the "Assets"), and Buyer agrees to purchase and receive the Assets from Seller.

    The term "Excluded Assets" shall have the meaning set forth in the Glossary of Terms.

    1.2.     Purchase Price.  Buyer shall pay Seller, as consideration for
             ______________
the Assets, a Total purchase price of $207,100,000.00 (the "Purchase Price"), which Purchase Price shall be adjusted pursuant to Section 1.3(C).

    1.3      Payment.  The Purchase Price shall be paid as follows:
             _______

             A.    Earnest Money.  On the execution date of this Agreement or
                   _____________
three (3) business days thereafter, Buyer shall deposit, in a financial institution acceptable to Seller, an amount equal to Four Million Dollars ($4,000,000) in the form of a wire transfer of federal funds payable to the order of Seller, for disposition in accordance with the terms of this Section. At Closing, the earnest money and interest accrued thereon, shall be applied towards the payment of the Purchase Price. In the event Buyer fails to finalize the transaction for any reason, except as set forth in Sections 8.1 or 8.3(ii), and in view of the difficulty of determining the amount of damages which may result to Seller from such failure to finalize the Agreement, Buyer and Seller have mutually agreed that the earnest money shall be delivered to Seller as liquidated damages, and not as a penalty, and this Agreement shall thereafter become null and void. In the event Seller fails to finalize the transaction, except as set forth in Sections 3.2 or 8.2, then Seller shall, as soon as reasonably practicable thereafter and upon Buyer providing reasonable proof thereof, reimburse Buyer for all of its reasonable costs and fees incurred from and after August 23, 1993, not to exceed one hundred thousand dollars ($100,000), in negotiating and seeking Governmental Approval for this transaction, and this Agreement will thereafter become null and void. In the event the transaction is not finalized for reasons set forth in Section
8.1 and/or 8.3(ii), Buyer shall receive the earnest money and interest accrued thereon.

             B.    Remaining Balance.  On the Closing Date, the Purchase Price
                   _________________
of $207,100,000.00, minus the earnest money and interest earned thereon plus or minus the estimated Adjustment Factor as defined in Section 1.3(C)(i) shall be payable to Seller, by wire transfer of immediately available funds to such bank account(s) as Seller shall designate prior to Closing.

             C.    Adjustment to the Purchase Price.
                   ________________________________
                   (i)  Estimated Adjustment.  From the last month end prior
                        ____________________
to the Closing, Seller shall provide Buyer with the then current Net Book Value of the Assets which shall be the basis for the estimated Purchase Price
to be paid at Closing.    The Purchase Price shall be adjusted in accordance
with the following methodology ("Estimated Adjustment Factor"):

                            (a) 1.15 times all capital spending made outside
of any SOW(s) from year end 1992 through Closing, plus

                            (b) 1.0 times the Accounts Receivable, plus

                            (c) 1.0 times any proration for taxes, utilities,
leases and such other items as shall be mutually agreed to, plus or minus

                            (d) 1.61 times any other increases or decreases in
Net Book Value of the Assets resulting from corrections in the identification
of  the   Assets,  reasonable,  extraordinary  and/or  customary   accounting
adjustments made by Seller and/or adjustments required by Governmental Authorities to the Net Book Value of the Assets at/or prior to Closing, minus

                            (e) 1.15 times all book depreciation expenses
related to the Assets as identified and calculated in a manner consistent with
Schedule 1.1 from year end 1992 through Closing.

                   (ii)  True-Up Adjustment.  Sixty (60) days after Closing,
                         __________________
a true-up of the Estimated Adjustment Factor shall be made based on the Closing Report required by Section 6.2(G). Such true-up amount will be paid within 45 days thereafter in immediately available funds by Buyer, to Seller to the extent that the actual adjustment calculated in a manner consistent with Section 1.3(C)(i) ("Actual Adjustment Factor") is greater than the Estimated Adjustment Factor. Such true-up amount will be paid within 45 days thereafter in immediately available funds by Seller to Buyer to the extent that the Actual Adjustment Factor is less than the Estimated Adjustment Factor.

    1.4      Appraisal of the Assets.  The Buyer and Seller have mutually
             _______________________
agreed to the appraised value of the depreciable tangible Assets as set forth in Schedule 1.4.

    1.5      Allocation of the Purchase Price.  The Purchase Price for the
             ________________________________
Assets, the covenants set forth in Section 6.2(I), and any certificate of public convenience and necessity or grant of operating authority (which includes, but is not limited to all applicable state and federal certificates, licenses, or franchises necessary for operating the Business) shall be allocated as mutually agreed upon between Buyer and Seller no later than 60 days after Closing. In addition, it is understood and agreed between Buyer and Seller that the Purchase Price for the Assets reflects among other things the availability of additional revenue sources (excluding those amounts obtained under traditional regulatory practices) to support the operation of the Exchanges. Such allocation shall provide, by line item, proration for taxes, utilities, leases, and such other items as shall be mutually agreed to between Buyer and Seller.

    1.6      Taxes.  Buyer shall pay any and all sales, use or other transfer
             _____
taxes ("Sales Tax") recording fees, notarial fees and other similar costs of Closing incurred in connection with the sale, transfer, or assignment of the Assets or otherwise on account of this Agreement or the transaction contemplated hereby.

    1.7      Special Rebate.  Notwithstanding any other provision of this
             ______________
Agreement, Seller agrees to rebate to Buyer a portion of the Purchase Price measured by the amount that the actual Sales Tax paid to Governmental Authorities by Buyer pursuant to this Agreement, exceeds $2 million. The total rebate of the Purchase Price to be paid by Seller to Buyer shall not exceed the next $4 million of Sales Tax.

    1.8      Construction Contract.  In the event that the Construction
             _____________________
Contract and/or this Agreement is terminated for any reason, the Buyer shall transfer and the Seller shall immediately acquire title to the assets constructed pursuant to the Construction Contract by paying to Buyer, in immediately available funds, on or before March 31, 1995, the costs and expenditures as set forth in the SOW(s) and those costs set forth in Section
8.5. Any assets constructed in the Exchanges pursuant to the Construction Contract shall not be considered when adjusting the Purchase Price at Closing and shall have no effect on the Net Book Value of the Assets at Closing for the purpose of adjusting the Purchase Price pursuant to Section 1.3.

    1.9      Guaranty.      PTI guarantees Buyer's obligations and ability to
             ________
pay the Purchase Price and Buyer's performance under this Agreement.


                                    ARTICLE 2
                                     CLOSING

    2.1      Closing.  The Closing of the purchase and sale of Assets (the
             _______
"Closing") shall take place at such place as the parties shall mutually agree upon at 10:00 o'clock a.m., local time, on the 15th day of the month following the satisfaction or waiver of all the conditions precedent to Closing set forth in Section 3 or on such other date as the parties mutually agree but in no event later than the second anniversary date of this Agreement. The date that the Closing actually occurs is referred to as the "Closing Date." If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.

    2.2      Documents to be Delivered by Seller to Buyer.  At or prior to the
             ____________________________________________
Closing, Seller will deliver to Buyer:

             A. certified copies of all Seller's resolutions pertaining to the authorizations of this Agreement and the consummation of the transaction contemplated herein by Seller;

             B. duly executed bills of sale, assignments, and other instruments of transfer, in form sufficient to convey to Buyer all of the rights, title and interest of Seller in and to the Assets in accordance with the terms hereof;

             C. a certificate of Seller certifying as to the accuracy of Seller's representations and warranties at and as of the Closing and that Seller has materially performed and complied with all of the terms, provisions and conditions to be performed and complied with at or before the Closing, the form of which shall be mutually agreed upon between Buyer and Seller and furnished at least 30 days prior to the Closing;

             D. a certificate of Seller certifying as to certain corporate matters with respect to Seller, together with all of the attachments referred to therein, the form of which shall be mutually agreed upon between Buyer and Seller and furnished at least 30 days prior to the Closing;

             E. the opinion of counsel to Seller, dated as of the Closing Date, the form of which will be furnished to Buyer at least 30 days prior to the Closing; and

             F. such other certificates and documents as Buyer or its counsel may reasonably request.

    2.3      Documents to be Delivered by Buyer to Seller.  At or prior to the
             ____________________________________________
Closing, Buyer will deliver to Seller:

             A. The payment of the Purchase Price and the Estimated Adjustment Factor;

             B. Certified copies of all Buyer's resolutions pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein by Buyer.

             C. a certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with, at or before the Closing, the form of which shall be mutually agreed upon between Buyer and Seller and furnished at least 30 days prior to the Closing;

             D. a certificate of Buyer certifying as to certain corporate matters, together with all of the attachments referred to therein, the form of which shall be mutually agreed upon between Buyer and Seller and furnished at least 30 days prior to the Closing;

             E. the opinion of counsel to Buyer, dated as of the Closing Date, the form of which will be furnished to Seller at least 30 days prior to the Closing; and

             F. such other certificates and documents as Seller or its counsel may reasonably request.

    2.4      Documents to be Delivered by Seller and Buyer to Each Other.  At
             ___________________________________________________________
or prior to the Closing, Seller and Buyer will execute and deliver or cause to be executed and delivered to each other the Agreements set forth in
Schedule 2.4, regarding the Exchanges, upon mutually agreed terms and conditions which are reasonable and standard in the industry.

    2.5      Further Assurance.  Except as otherwise provided herein, all
             _________________
instruments of conveyance, assignment or transfer referred to herein, all sums of money, and all records and data to be delivered as specified in this Agreement shall be delivered at Closing (or if previously delivered so acknowledged). At least 30 days prior to Closing, Seller and Buyer shall mutually agree on the specific date and time for the change of telecommunications service to occur.


                                    ARTICLE 3
                                   CONDITIONS

    3.1      Conditions to Buyer's Obligations.  The obligation of Buyer to
             _________________________________
consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

             A.    Representations and Warranties.  All representations and
                   ______________________________
warranties of Seller made in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at such time, other than changes contemplated by this Agreement or approved by Buyer in writing, and there shall have been delivered to Buyer a certificate of Seller to that effect, dated as of the Closing Date, signed by an authorized officer of Seller with requisite authority.

             B.    Covenants.  Seller shall have performed and complied in all
                   _________
material respects with all covenants and agreements required by this Agreement to be performed by it on or prior to the Closing Date.

             C.    Consents.  All authorizations, consents and approvals of,
                   ________
filings and registrations with, and notifications to (collectively "Governmental Approvals") any United States, state, or local governmental entity or municipality or subdivision thereof or any authority, department, Public Services Commission/Public Utility Commission, board, bureau, agency, court or instrumentality thereof, the FCC, NECA, or REA (collectively, "Governmental Authorities") necessary to consummate the transaction contemplated by this Agreement shall have been obtained or made and shall be in full force and effect. The terms and conditions of all Governmental Approvals shall be acceptable to Buyer in all material respects, including, but not limited to a Declaratory Ruling from the PUC affirming that the Net Book Value of the Assets as computed and stated in Schedule 1.1 is recognized for ratemaking purposes.

             D.    No Governmental Proceedings or Litigation.  No preliminary
                   _________________________________________
or permanent injunction or other order or decree by any Governmental Authority shall have been issued and remain in effect which prevents the transactions contemplated by this Agreement, or which could reasonably be expected to have a material adverse effect on the Assets, nor shall there have been instituted any action or proceeding by any Governmental Authority, nor shall there have been instituted any action or proceeding by any other person challenging the acquisition by Buyer or the sale by Seller of the Assets, or otherwise seeking to restrain or prohibit the consummation of the transaction contemplated hereby, or seeking material damages in connection therewith, or which could reasonably be expected to have a material adverse effect on the Assets.

             E.    Hart-Scott-Rodino Act.  All filings required to be made
                   _____________________
under the Hart-Scott-Rodino Act ("H-S-R"), if applicable, shall have been made, and the waiting period thereunder shall have expired or early termination thereof shall have been granted.

             F.    Certificates; Documents.  Seller shall have delivered the
                   _______________________
certificates, opinions of counsel and other documents required by Sections 2.2 and 2.4.

    3.2      Conditions to Seller's Obligations.  The obligations of Seller to
             __________________________________
consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

             A.    Representations and Warranties.  All representations and
                   ______________________________
warranties of Buyer made in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at such time, other than changes contemplated by this Agreement or approved by Seller in writing, and there shall have been delivered to Seller a Certificate of Buyer to that effect, dated the Closing Date, signed by authorized officers of Buyer.

             B.    Covenants.  Buyer shall have performed and complied in all
                   _________
material respects with all covenants and agreements required by this Agreement to be performed by it on or prior to the Closing Date.

             C.    Consents.  All Governmental Approvals of any Governmental
                   ________
Authority necessary to consummate the transaction contemplated hereunder shall have been obtained or made and shall be in full force and effect. The terms and conditions of all Governmental Approvals must be acceptable to Seller, in all material respects including but not limited to the PUC ruling that the Gain from the transaction shall be retained by the Seller's shareholders and furthermore that the Gain shall not be included in any future PUC ratemaking/case proceeding.

             D.    No Governmental Proceeding or Litigation.  No preliminary
                   ________________________________________
or permanent injunction by any Government Authority shall have been issued and remain in effect which prevents or delays the transactions contemplated by this Agreement, nor shall there have been instituted any actions or proceeding by any Governmental Authority, nor shall there have been instituted any action or proceeding by any other person challenging the acquisition by Buyer or the sale by Seller of the Assets, or otherwise seeking to prohibit the consummation of the transaction contemplated hereby or seeking material damages in connection therewith.

             E.    H-S-R Act.  All filings required to be made under the H-S-R
                   _________
Act, if applicable, shall have been made, and the waiting period thereunder shall have expired or early termination thereof shall have been granted.

             F.    Committee and Board Approvals.  The U S WEST MFJ Compliance
                   _____________________________
Decree Committee and the Board of Directors of U S WEST, Inc. shall have approved this Agreement and the transactions contemplated hereby.

             G.    Certificates; Documents.  Buyer shall have delivered the
                   _______________________
Certificates, Opinion of Counsel and other documents required by Section 2.3 and Buyer shall have delivered the agreements required by Section 2.4.

             H.    Financing.  Within sixty (60) days following the execution
                   _________
of this Agreement, Buyer shall deliver to Seller, in a form reasonably satisfactory to Seller, evidence of Buyer's ability to financially consummate the transaction contemplated by this Agreement.


                                    ARTICLE 4
                    ENVIRONMENTAL CONDITIONS; ASSETS "AS IS"

    4.1      Central Office; Asbestos, Hazardous Materials. Buyer acknowledges
             _____________________________________________
that it knows that the central office buildings of the Exchange(s) may have been found to contain asbestos-containing materials, and that Buyer has independently investigated the presence of asbestos-containing materials in the central office buildings. In addition, Buyer acknowledges that it knows that the central office buildings equipment may contain Hazardous Materials which include, but may not be limited to, the following: mercury, PVC (Poly vinyl Chloride), PCBs (polychlorinated biphenyls), lead, Beryllium chips, Asbestos (wafers, washers, transit, tile), Krypton tubes, Radium Bromide tubes, electrolyte acid in batteries. Buyer also acknowledges that it is aware that certain Hazardous Materials are used in maintenance and operations related to the equipment and related to the Property, and that such Hazardous Materials may be present in the central office buildings. SELLER HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED, WITH
REGARD TO THE
CONDITION OR SAFETY  OR PRESENCE OF HAZARDOUS MATERIALS IN
SAID CENTRAL
OFFICES.
    Buyer agrees to take the Assets "as is" and without any warranty of merchantability or fitness or any other warranties expressed or implied as it relates to the environmental condition of the central offices. Buyer understands and agrees that any responsibility for compliance with environmental laws applicable to the ownership or use of the central offices following the Closing, including the costs of any remediation or cleanup associated with the central offices, or environmental liability associated with the central offices, irrespective of when contamination occurred, is assumed by Buyer at the Closing. Buyer understands that the Seller makes no representations, warranties, or guarantees, whether express or implied, of any kind, nature or type whatsoever with respect to the central offices, including without limitation the appurtenances, facilities and improvements thereon, or the value, marketability, feasibility, desirability or adaptability thereof or the compliance with environmental laws. Buyer has made all legal, factual and other inquiries and investigations as Buyer deems necessary, desirable or appropriate with respect to the central offices and the appurtenances, facilities and improvements thereon, and Buyer is purchasing the central offices based on Buyer's or its agent's inspection and examination thereof. In addition, Buyer has relied on information and documentation provided by Seller as well as Seller's representations set forth in this Agreement. Buyer acknowledges that Seller has informed Buyer of the potential presence of asbestos-containing materials in the Exchanges and in the central offices, as well as other Hazardous Materials, and Buyer acknowledges that the purchase price of the Assets reflects the potential presence of the asbestos-containing materials and the Hazardous Materials, and environmental liabilities that may be associated with the central offices.

    4.2      Outside Plant.  Except as otherwise provided for in this
             _____________
Agreement, Buyer acknowledges that it knows that operations in the outside plant may trigger certain environmental, industrial hygiene and safety concerns. Such concerns may include, but are not limited to: the National Environmental Policy Act ("NEPA") and mandated environmental assessments; Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") liability including liability associated with right-of-way easements; the Clean Water Act including utility hole discharge, waste water, storm water, asbestos transit, underground and above ground storage tanks; Resource Conservation and Recovery Act ("RCRA") including the handling and disposition of chemically treated utility poles hazardous materials and hazardous waste; Hazardous Materials Transportation Act; Clean Air Act; and all similar Federal state and local environmental laws, ordinances, rules or regulations. For purposes of this Agreement, "environmental laws" shall mean and include the laws referred to in the above paragraph. EXCEPT AS OTHERWISE PROVIDED
FOR IN
THIS AGREEMENT, SELLER HEREBY DISCLAIMS ALL WARRANTIES,
EXPRESS OR IMPLIED,
WITH REGARD TO THE CONDITION OR SAFETY OF SAID OUTSIDE PLANT
CONSISTENT WITH
PUBLIC POLICY.

    Except as otherwise provided for in this Agreement, Buyer takes the outside plant "as is" and without any warranty of merchantability or fitness or any other warranties expressed or implied as it relates to the environmental condition of the outside plant. Except as provided for in
Section 6.3(G), Buyer understands and agrees that any responsibility for compliance with environmental laws applicable to the ownership or use of the Assets following the Closing, including the costs of any remediation or cleanup associated with the Assets, irrespective of when contamination occurred, cleanup is assumed by Buyer at the Closing. Seller agrees that all outside plant environmental claims which are incurred or based on facts which arise on or before Closing, are the responsibility of Seller for the time period set forth in Section 7.6. Except as otherwise provided for in this Agreement, Buyer understands the Seller makes no warranties, representations or guarantees, whether express or implied, of any kind, nature or type whatsoever with respect to the Assets, or the value, marketability, feasibility, desirability or adaptability thereof, or the compliance with environmental laws. Buyer has made all legal, factual and other inquiries and investigations as Buyer deems necessary, desirable or appropriate with respect to the outside plant, and Buyer is purchasing the Assets based on Buyer's own, or its agent's inspection and examination thereof. In addition, Buyer has relied on information and documentation provided by Seller as well as Seller's representations set forth in this Agreement.

    4.3      DISCLAIMER OF WARRANTIES.  SELLER HEREBY DISCLAIMS ANY
AND ALL
             ________________________
REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, EXCEPT AS
SPECIFICALLY
SET FORTH IN THIS AGREEMENT.  SELLER IS NOT WARRANTING THE
CONDITION OR
USEFULNESS OF THE ASSETS, OR THEIR VALUE.


                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

    5.1      Buyer's Representations and Warranties.  Buyer represents and
             ______________________________________
warrants to Seller that:

             A.    Organization.  Buyer is a corporation duly incorporated,
                   ____________
validly existing and in good standing under the laws of the State of Colorado, and Buyer has full corporate power and authority to execute and deliver this Agreement and to perform the transaction contemplated by this Agreement.
Buyer has obtained all corporate approvals necessary to consummate this transaction, and authorize the execution, delivery and performance of this Agreement and the agreements and contracts mentioned herein.

             B.    Corporate Authority.  This Agreement and all other
                   ___________________
agreements and instruments to be executed by Buyer in connection herewith shall be duly and validly executed and delivered by Buyer. This Agreement and the transaction contemplated hereby, when executed by Buyer, shall constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

             C.    Governmental Authorizations.  Except as set forth in
                   ___________________________
Schedule 5.1(C), Buyer's execution and delivery of this Agreement or Buyer's consummation of the transactions contemplated hereby does not require authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons.

             D.    Funds.  On the Closing Date, Buyer shall have sufficient
                   _____
funds available to pay the Purchase Price and to consummate the transaction contemplated hereby.

             E.    Litigation.  Except as set forth in Schedule 5.1(E), to the
                   __________
best of Buyer's knowledge, there are no actions, suits, proceedings, claims, or investigations, either at law or in equity, on or before any Governmental Authority, of any kind now pending or threatened suit, proceeding, claim, or investigation, involving Buyer or any of its properties or assets that (i) question the validity of this Agreement; or (ii) seeks to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Buyer under this Agreement.

             F.    Investigation.  Buyer, through its accountants, attorneys,
                   _____________
agents, employees, and others, has made prior to the Closing, such investigations of the Assets and of the financial, legal, and other condition and location of the Assets that it deems necessary or advisable with respect to the transaction contemplated by this Agreement. Except for the Phase I Environmental Site Assessments which shall be conducted pursuant to Section 6.3(G) , Buyer has diligently requested all information which it has deemed pertinent, necessary or appropriate to an evaluation of this transaction, and has conducted a thorough and independent investigation of all material aspects
of the Assets.   The Buyer has carefully read and scrutinized all information provided to it by Seller and its representatives, or which Buyer has obtained through its independent investigation, and understands the fair implications of this information. In addition, Buyer has relied on information and documentation provided by Seller as well as Seller's representations and warranties set forth in this Agreement. The Buyer has not received from the Seller or from anyone acting or claiming to act on behalf of the Seller, any accounting, tax, legal, or other advice with respect to this transaction, and Buyer is relying solely on advice of its own accounting, tax, legal, and other advisors. The Buyer has such knowledge, experience and sophistication in financial and business matters as to enable it to evaluate all of the merits and risks associated with this transaction.

             G.    Assets "As Is, Where Is".  Buyer acknowledges that it is
                   ________________________
acquiring the Assets in their "AS IS, WHERE IS" condition, and without any warranty of merchantability or fitness or any other warranties expressed or implied, except as otherwise provided herein.

    5.2      Seller's Representations and Warranties.  Seller represents and
             _______________________________________
warrants to Buyer that:

             A.    Organization.  Seller is a corporation duly incorporated,
                   ____________
validly existing and in good standing under the laws of the State of Colorado and has full power and authority to execute and deliver this Agreement. Seller has authority to complete the transactions contemplated by this Agreement subject only to obtaining the consents and approvals set forth in
Schedule 5.2(A).

             B.    Authorization, Execution and Delivery.  This Agreement and
                   _____________________________________
all other agreements and instruments to be executed by Seller in connection herewith shall be duly and validly executed and delivered by Seller. This Agreement and the transaction contemplated hereby, when executed by Seller, shall constitute a valid, legal, and binding agreement by Seller enforceable against Seller in accordance with its terms except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

             C.    Title to Assets.  The Assets, at the time of Closing, will
                   _______________
be owned and transferred by Seller to Buyer free and clear of all liens and encumbrances.

             D.    Governmental Authorization.  Except as set forth in Schedule
                   __________________________
5.2(D), no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's execution and delivery of this Agreement or Seller's consummation of the transactions contemplated hereby.

             E.    Litigation.  Except as set forth in Schedule 5.2(E), to the
                   __________
best of Seller's knowledge, there are no actions, suits, proceedings, claims, or investigations, either at law or in equity, on or before any Governmental Authority, of any kind now pending or threatened suit, proceeding, claim, or investigation, involving Seller or any of its properties or assets that (i) question the validity of this Agreement; or (ii) seeks to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Seller under this Agreement.

             F.    Tax Matters.  All taxes of any kind whatsoever due and
                   ___________
payable by the Seller with respect to the Assets through the Closing Date will have been paid in full . There are no liens for federal, state or local taxes upon the assets, except for statutory liens for taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.

                   Seller has filed or will cause to be filed, all federal, state and local tax returns and reports of any kind (including, without limitation, income, franchise, sales, use, excise, employment and real and personal property) which Seller is obligated to file with respect to the Assets for all periods up to and including the Closing date and shall pay all taxes due on such returns.

                   Buyer and Seller agree that Seller will be liable for all tax liabilities accrued or imputed by any tax or regulatory authority for periods prior to Closing and Buyer will be liable for all tax liabilities accrued or imputed by any tax or regulatory authority for periods after Closing, except as set forth in Section 1.7.

             G.    Offering Memorandum.  To the best of Seller's knowledge,
                   ___________________
Sections 3.3.1, 3.3.2 and 3.3.4 of Seller's Offering Memorandum for the Sale of Selected Telephone Exchanges in the State of Colorado issued April 1, 1993, are true and correct in all material respects as of April 1, 1993.


                                    ARTICLE 6
                                    COVENANTS


    6.1      Covenants of Buyer.  Buyer hereby covenants and agrees that from
             __________________
the execution date hereof to the Closing Date:

             A.    Continued Efforts.  Buyer will use its continual best
                   _________________
efforts to (i) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Buyer; (ii) cause to be performed all of the matters required of Buyer at the Closing; and (iii) take such steps and do all such acts as may be necessary to make all of its warranties and representations of Buyer true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

             B.    Cooperation.  Buyer agrees to cooperate with Seller with
                   ___________
respect to (i) Seller's assignment to Buyer of the Assets hereunder and (ii) Seller's restructuring of this transaction as an Internal Revenue Code sec. 1031 transaction, at no additional expense to Buyer; such cooperation to include, without limitation, purchase of the Assets from an intermediary corporation of Seller's choice, and execution of an Assignment and Conditional Rescission Agreement and such other documents in connection with the transaction as Seller may reasonably request. If Seller elects to pursue this transaction as an Internal Revenue Code sec. 1031 transaction, notwithstanding anything in this Agreement to the contrary, Seller shall fully indemnify, defend and hold Buyer harmless from and against any and all liabilities resulting therefrom, including but not limited to any tax impacts on Buyer or the Assets, and further provided that Seller shall remain directly and primarily bound by all other conditions, representations, warranties and covenants contained herein and remedies related thereto.

             C.    Contracts.  From and after Closing, Buyer shall assume,
                   _________
honor and fully and completely perform all of Seller's obligations under the agreements set forth in Schedule 6.1(C). In addition, at least 30 days prior to Closing, Seller shall provide Buyer a final schedule of all agreements to be reviewed and assumed by Buyer which are in the normal course of business.

             D.    Capital Improvement Projects.  From the execution date of
                   ____________________________
the Definitive Agreement to the Closing Date, Buyer or its affiliate shall undertake, at Seller's request and upon the mutual agreement of the Parties, all central office and outside plant projects and/or additions ("Projects") in or on the Exchanges located in Yuma and Washington counties, in compliance with the PUC's Rules Regarding Quality of Telecommunications Service, specifically, PUC Rules 13, 14, 16-19, which specify the capabilities of basic exchange telephone service, at Buyer's own cost, as Seller's subcontractor, on terms and conditions set forth in the Master Construction Contract. Buyer agrees to complete the Projects in the Exchanges located in Yuma and Washington counties by December 31, 1993, subject to the terms of the Construction Contract. In addition, commencing January 1, 1994, Buyer shall, upon the reasonable request of Seller and upon mutual agreement of the Parties, undertake all Projects (to be defined by future SOWs) within the Exchanges in conformance with PUC Rules regarding Quality of Telecommunications Service, specifically PUC Rules 13, 14, 16-19. The title to all assets constructed pursuant to the Construction Contract shall be held by Buyer or its affiliate. In the event that this transaction does not Close, the title to all assets constructed pursuant to the Construction Contract shall be transferred to Seller and Seller shall pay Buyer for all Projects in accordance with Section 1.8.

             E.    Switch Changeout and Conversion of Multiparty Lines.  Buyer
                   __________________________________________________
agrees to complete conversion of all multiparty access lines to single party service, and convert all analog switching systems to digital switching systems, by December 31, 1996.

             F.    Exchanges in Existing Study Areas for USF Purposes.  Buyer
                   __________________________________________________
shall include the Assets within the Exchanges in their existing Study Area for USF purposes.

             G.    Accounting Practices.  Buyer shall comply with all FCC and
                   ____________________
State Regulatory accounting practices. Buyer will not seek recovery of an acquisition adjustment through its interstate or intrastate rates including revenues received from federal or state Universal Service Funds. Provided, however, that Buyer will not be precluded from recovering an acquisition adjustment in the interstate jurisdiction, if such recovery becomes possible as a result of FCC policy.

             H.    Extended Service Area ("EAS") Arrangement.  Buyer agrees to
                   _________________________________________
implement any future EAS Arrangements in the Exchanges pursuant to PUC order.


    6.2      Covenant of Seller.  Seller hereby covenants and agrees that from
             __________________
the execution date hereof to the Closing Date:

             A.    Access to Information and Facilities.  Seller will afford
                   ____________________________________
Buyer and its representatives, at Buyers own expense, reasonable access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Assets in Seller's possession or control. Seller shall exercise its reasonable and necessary efforts to furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Assets as shall reasonably be requested or required by Buyer, including, but not limited to, the information that may be necessary for compliance with Federal Security and Exchange Commission requirements.

             B.    Continued Efforts.  Seller will use its continual best
                   _________________
efforts to (i) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Seller; (ii) cause to be performed all of the matters required of Seller at the Closing; (iii) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date; and (iv) continue to provide utility service and operate as an operating public utility.

             C.    Cooperation.  Seller agrees prior to and if necessary after
                   ___________
Closing, to cooperate with Buyer with respect to Seller's assignment to Buyer of the Assets hereunder.

             D.    Maintenance of Assets.  Seller shall keep all assets in a
                   _____________________
normal state of repair and operating efficiency and Seller shall maintain its books and records in the normal and usual manner as heretofore mentioned.

             E.    Real Property.  Seller shall convey its real property
                   _____________
located in the Exchanges to Buyer, together with the right of ways which are by their terms assignable; provided, however, that in the event Seller's facilities are located in any right of way to be transferred hereunder, the right of way shall be treated as a joint use property.

             F.    Consent to Assignment.  To the extent that the assignment
                   _____________________
of any contract or any permit shall require the consent of another person, this Agreement shall not constitute an agreement to assign the contract or permit if an attempted assignment would constitute a breach thereof. Seller shall use its reasonable efforts to obtain the consent of any other party to a contract, or the issuer of a permit or the assignment thereof to Buyer. If any such consent is not obtained, to the extent permitted by applicable law, Seller shall cooperate with Buyer to provide for Buyer the benefit under such contract or permit, including enforcement, at the cost of and for the benefit of Buyer, of any and all rights of Seller against any other Party.

             G.    Closing Report.  Seller shall prepare and deliver to Buyer
                   ______________
within sixty (60) days after Closing a report setting forth the actual Net Book Value of the Assets and the Actual Adjustment Factor, as of the Closing Date.

             H.    Wireline Telecommunications.  Seller shall not install
                   ___________________________
(except that Buyer and Seller have agreed that Seller may install fiber optic and other facilities which transit through the Exchanges to other locations) or operate, in the Exchanges, any wireline telecommunications physical plant providing comparable services to those which are in place on the execution date of this Agreement, for a period of three (3) years from the Closing.

    6.3      Mutual Covenants.
             ________________

             A.    Confidentiality.  Each party to this Agreement agrees to
                   _______________
hold all Confidential Information (as defined in the "Glossary of Terms"), whether received before or after entering into this Agreement, in confidence for a period of five (5) years from the date of receipt of the same, and agrees that during such period each party will use the same solely for the purposes of this Agreement. Each party agrees to make no more copies of such Confidential Information than is reasonably necessary for the purposes, consistent with this Agreement, for which it will be used. Each party agrees that it will not make disclosure of any such Confidential Information received from the other party to anyone except as specifically permitted by this Agreement and as required by law, including but not limited to Securities and Exchange Commission. Each party may disclose Confidential Information to its employees to whom disclosure is necessary for the purposes set forth above, provided that the disclosing party shall notify each such employee that disclosure is made in confidence and instructs such employees that such Confidential Information shall be kept in confidence by such employee in accordance with this Agreement. Furthermore, each party may disclose such Confidential Information to consultants and attorneys engaged by such party, to partners and prospective partners, and to lenders, but only pursuant to a written confidentiality agreement with such consultants and attorneys, partners, prospective partners, and lenders the terms of which are substantially the same as this Section 6.3(A), except that according to such confidentiality agreement no further disclosure of the Confidential Information shall be permitted. Each party also agrees that it will make requests for Confidential Information of the other only if necessary to accomplish the purposes set forth in this Agreement. The obligations set forth herein shall be satisfied by each party through the exercise of the same degree of care used to protect its own information of like importance.

    If the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all such Confidential Information, including all copies thereof, immediately on request. The obligations arising under this section shall survive any termination or abandonment of this Agreement.

             B.    Public Announcements.  No public announcement of the
                   ____________________
execution of this Agreement, except as necessary to obtain regulatory approval or as otherwise required by law or securities regulations, shall be made before the Closing without the mutual prior approvals of both Seller and Buyer, which approval shall not be unreasonably withheld.

             C.    Cooperation.  Each party covenants to use all reasonable
                   ___________
efforts, commencing promptly on the execution and delivery of this Agreement, to take, or cause to be taken in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, expeditiously and practicably to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain all necessary actions, waivers, consents and approvals from third parties or governmental or regulatory bodies, to effect all necessary filings with Governmental Authorities and to consummate the agreements required in Schedule 2.4.

             D.    PUC Filings.  Within 30 days after the execution of this
                   ___________
Agreement, or on such other date as the parties shall mutually agree, Seller and Buyer agree to jointly file any required application and to take such reasonable action as may be necessary or helpful (including, but not limited to making available witnesses, information, documents, and data requested by the PUC) to apply for and receive approval by the PUC for the transfer of Assets and the grant of operating authority or issuance of a Certificate of Public Convenience and Necessity to Buyer and any other necessary PUC approvals.

             E.    FCC Filings.  Ninety (90) days after the execution date of
                   ___________
this Agreement, or on such other date as the parties shall mutually agree, Buyer and Seller agree to jointly file such applications and to take such reasonable actions as may be necessary or appropriate to apply for and receive approval by the FCC for the transfer of Assets to Buyer. The FCC approval includes but is not limited to, Section 214 approval, Study Area approval (which provides for authority to receive USF funding as available to any other similar telephone companies in Colorado), Price Cap Waiver approval, and radio license approval.

             F.    Costs.  Except as otherwise specifically provided herein,
                   _____
each Party shall bear its own costs incurred in connection with this Agreement and the other agreements and transactions contemplated hereby.

             G.    Environmental Assessment.  Seller and Buyer have agreed to
                   ________________________
provide for the performance of a Phase I Environmental Site Assessment, conducted by an independent, licensed, bonded and insured environmental consulting firm, of all central offices, garages and repeater sites and associated real property located in the Exchanges. The costs for said Phase
I Environmental Site Assessment shall be equally shared between Seller and Buyer. In the event Seller determines, in its reasonable discretion, as a result of said assessments, that remediation is required (save and except that

Buyer and Seller have acknowledged and mutually agreed that Seller shall not remediate or abate asbestos containing materials or Hazardous Materials from central office buildings in the Exchanges), Seller shall perform, at its sole expense, such remediation in conformance with state and federal requirements. Seller further agrees, at its sole cost, to replace all underground storage tanks and remove all storage drums located within the Exchanges in conformance with state and federal requirements prior to Closing.


                                    ARTICLE 7
                                 INDEMNIFICATION

    7.1      Indemnification by Buyer.  From and after the Closing Date, Buyer
             ________________________
shall indemnify, defend and hold Seller harmless from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, attorneys' fees to the extent permitted by law) (collectively, "Liabilities") that may be incurred by Seller arising from any breach of (i) any representation or warranty or (ii) any covenant, obligation or agreement of Buyer contained herein.

    7.2      Buyer's Indemnification Threshold.  Buyer shall not be required
             _________________________________
to indemnify, defend or hold Seller harmless from and against any Liabilities, incurred by Seller, unless and until such amount exceeds $250,000 per incident (the "Indemnity Threshold"), and Buyer shall only be obligated to indemnify Seller with respect to amounts that exceed the Indemnity Threshold and then only to the extent provided herein.

    7.3      Indemnification by Seller.  From and after the Closing Date,
             _________________________
Seller shall indemnify, defend and hold Buyer harmless from and against any and all Liabilities that may be incurred by Buyer arising from any breach of
(i) any representation or warranty or (ii) any covenant, obligation or agreement of Seller contained herein.

    7.4      Seller's Indemnification Threshold.   Except for liabilities
             __________________________________
referenced in Section 6.1(B), Seller shall not be required to indemnify or hold Buyer harmless from and against any Liabilities, incurred by Seller, unless and until such amount exceeds $250,000 per incident, and Seller shall only be obligated to indemnify Buyer with respect to amounts that exceed the Indemnity Threshold and there only to the extent provided herein.

    7.5      Maximum Amount.  Except for liabilities referenced in Section
             ______________
6.1(B), the maximum aggregate amount of indemnification under Sections 7.1 or
7.3 that can be required of Seller or Buyer hereunder shall not exceed in the aggregate 10% of the Purchase Price (the "Maximum Amount").

    7.6      Time Limitation.  The respective rights of Seller and Buyer to
             _______________
indemnification for Liabilities arising under Section 7.1 or 7.3 as the case may be, shall apply only to those claims for indemnification, notice of which is given pursuant to this Agreement to the other party on or before the expiration of the eighteen (18) month anniversary date of the Closing, except that the indemnification which relates to tax matters shall remain in effect until the expiration of the applicable statute of limitation period. The respective rights of Seller or Buyer to indemnification for environmental claims shall only apply to those claims for outside plant indemnification, notice of which is given pursuant to this Agreement to the other party on or before the expiration of the third (3rd) anniversary date of the Closing.
Upon expiration of the time limitations set forth in this Section 7.6, Seller shall have no liability for any environmental claims, losses, liabilities, damages, costs and expenses, including attorneys fees for such liabilities based on environmental laws, incidents, exposures occurring prior to the Closing. In addition, upon expiration of the time limitations set forth in this Section 7.6, it shall be conclusively presumed that the Buyer has accepted and assumed all responsibilities for all claims, environmental claims, losses, liabilities, damages, costs and expenses, including reasonable attorney's fees, occurring prior to Closing. If Seller is adjudged liable for Liabilities arising after the time limitations set forth in this Section 7.6 (save and except for fraud, reckless misconduct or conduct that is done purposefully, with knowledge of such a character as to evince a reckless disregard of consequences), Buyer shall remain responsible for all claims on a dollar for dollar basis.

    7.7      Notice of Claims.  Notwithstanding any other provision contained
             ________________
in this Agreement, any party entitled to indemnification hereunder (the "Indemnified Party") shall be deemed to have waived any right thereto unless such party gives to the party from whom indemnification is sought (the "Indemnifying Party") written notice of the claim, within 60 business days of an officer of management's notice of such claim, and, when known, the facts constituting the basis for such claim. In the event that any claim for indemnification is made hereunder as a result of or in connection with any claim or legal proceedings by a person who is not a party to this Agreement, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.6.

    7.8      Defense by Indemnifying Party.  In connection with any claim
             _____________________________
giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may (but shall not be required to), upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation (after giving 5 business days written notice of the same to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense.

    7.9      Manner of Indemnification.  All indemnification payments under
             _________________________
Article 7 shall be effected by payment of cash or delivery of a certified or official bank check or, at payee's request, by wire transfer of immediately available funds to an account designated by payee, in the amount of the indemnified liability.

    7.10     Remedies.  The indemnity rights under Sections 7.1 and 7.3 shall
             ________
be the sole remedy for any breach of the representations and warranties of Seller or Buyer as the case may be. In the event of a breach, or a threatened or attempted breach, of any covenant of this Agreement by either party, the other party shall, in addition to the indemnification provisions set forth in
Article 7 be entitled to (i) a temporary or permanent injunction against such breach without the necessity of showing any actual damages, and (ii) a decree for the specific performance of this Agreement.

    7.11     Insurance.  Prior to asserting any claim under this Agreement
             _________
(other than with respect to Taxes), each Indemnified Party shall file, or cause to be filed, a claim with respect to the indemnified Liabilities in question under any insurance policies that may be maintained by such Indemnified Party or any subsidiary, division or affiliate thereof. In the event that any insurance policies maintained by the Indemnified Party would cover any indemnified Liabilities, then the Indemnified Party's indemnification for Liabilities shall be limited to any deductible and amounts in excess of the amounts actually collected by the Indemnified Party for such claims.


                                    ARTICLE 8
                                   TERMINATION

    8.1      Termination By Buyer.
             ____________________

             A. If any condition precedent to Buyer's obligation to effect the Closing, as set forth in Section 3.1, is not satisfied and such condition is not waived, if waivable, by Buyer on or prior to the Closing Date, Buyer shall not be obligated to effect the Closing and may terminate this Agreement and the Earnest Money, and all interest accrued thereon, shall immediately be returned to Buyer.

             B. If any Governmental Approval contains terms and conditions unacceptable to Buyer, in Buyer's reasonable discretion, Buyer shall not be obligated to effect the Closing and may terminate this Agreement.

    8.2      Termination By Seller.
             _____________________

             A. If any condition precedent to Seller's obligation to effect the Closing, as set forth in Section 3.2, is not satisfied and such condition is not waived, if waivable, by Seller on or prior to the Closing Date, Seller shall not be obligated to effect the Closing and may terminate this Agreement.

             B. If any Governmental Approval contains terms and conditions unacceptable to Seller (including but not limited to the treatment of Gains as set forth in Section 3.2(C)), in Seller's reasonable discretion, Seller shall not be obligated to effect the Closing and may terminate this Agreement.

    8.3      Termination By Buyer or Seller.  (i)  If Buyer or Seller have
             ______________________________
discover that any of the representations and warranties of the other party is inaccurate in any material respect and, after consultation with such breaching party, a satisfactory accommodation with respect to such inaccuracy shall not have been reached; or (ii) if an order is issued by any Governmental Authority to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement, Buyer or Seller shall not be obligated to effect the Closing and may terminate this Agreement.

    8.4      Effect of Termination.  In the event of the termination of this
             _____________________
Agreement pursuant to Sections 8.1, 8.2 or 8.3, this Agreement shall thereafter become void except as set forth in Section 1.3(A), without further liability on the part of any party hereto or their respective shareholders, director, officers or employees in respect thereof.

    8.5      Reimbursement for Costs.  In the event this Agreement is
             _______________________
terminated for any reason other than for Buyer's breach, Seller agrees to pay to Buyer, no later than March 31, 1995: (i) all property taxes paid or incurred by Buyer on the assets constructed pursuant to the Construction Contract and (ii) all interest carry costs computed at the Prime Rate multiplied by the average outstanding balance of costs and expenditures as set forth in the SOWs for the period beginning at the time Contractor incurred such costs through the date of Seller's payment of said amounts. Provided, however, Seller shall not be required to pay Buyer for any interest carrying costs related to SOW Number One.

                                    ARTICLE 9
                              POST CLOSING MATTERS

    9.1      Post Closing.  In order to effectuate an orderly transition in the
             ____________
provisioning of telecommunications services to customers in the Exchanges, Buyer and Seller agree to utilize the measurers set forth below:

             A.    Collection of Accounts Receivable.  Seller agrees to
                   _________________________________
exercise its best efforts to assist Buyer, from and after the Closing Date, in recovering all Accounts Receivables.

             B.    Notice to Customers.  Seller and Buyer, shall jointly
                   ___________________
provide written notification in Seller's final bill to each customer affected by this Purchase and Sale of Assets that Seller is no longer the customer's telecommunications provider and advising the customer of the name, address and telephone number of the Buyer.

             C.    Customer Deposits.  As of the Closing Date, all customer
                   _________________
deposits and advance payments for future services made to Seller by residential and business customers in the Exchanges, which are allocable to Seller and which have not previously been refunded to those customers, shall be transferred to Buyer, unless Seller is required, by the PUC, to refund said deposits to the customer, within 30 business days after Closing. Claims for refunds of such deposits made to Buyer, whether written or oral, shall be referred to Seller, in writing, within 3 business days of receipt.

             D.    Customer Relations.   From and after the Closing, any
                   __________________
service related customer complaint due to telephone service provided prior to Closing which can be reasonably resolved by Buyer, shall be resolved by Buyer, without contribution or adjustment from Seller; provided, in the event that Buyer cannot reasonably resolve such complaints, Buyer shall refer those customers to Seller and Buyer shall promptly advise Seller in writing, of the steps it took to resolve the complaint.



                                   ARTICLE 10
                                   ARBITRATION

    10.1     Claims.  All claims by Buyer or Seller by one against the other
             ______
arising out of or related in any manner to this Agreement or any of the Assets and Property shall be resolved by arbitration, as prescribed herein. The Federal Arbitration Act, 9 U.S.C. Sections 1 to 15, not state law, will govern the arbitrability of all claims.
    10.2     Rules.  A single arbitrator engaged in the practice of law, who
             _____
is knowledgeable about the telecommunications industry, telecommunications law and who has at least eight (8) years of experience litigating in federal district court, shall conduct the arbitration under the then current commercial arbitration rules of the American Arbitration Association ("AAA"), unless otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures. The arbitration shall be conducted in the AAA office in Seattle, Washington.

    10.3     No Discovery; Damages; Expenses.  The Buyer and Seller shall allow
             _______________________________
and participate in discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall rule on unresolved discovery disputes. The arbitrator shall only have authority to award contractual damages and shall not have the authority to award punitive or exemplary damages, other non-compensatory damages or any other form of relief. Each party shall bear its own costs and attorneys' fees. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.


    10.4     Judicial or Administrative Action.  If any party files a judicial
             _________________________________
or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.


                                   ARTICLE 11
                                     GENERAL

    11.1     Time of the Essence.  Time is of the essence with respect to each
             ___________________
and every term, condition, obligation and provision hereof, and failure to timely perform or remedy any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a noncurable default under this Agreement by the party so failing to perform (but which may be waived by the nonbreaching party).

    11.2     Notices.  All notices hereunder will be in writing and served by
             _______
certified mail, return receipt requested. Notice shall be deemed to have been duly given on the date mailed by the notifying party. Notices shall be sent as follows:

         If to Seller:          U S WEST Communications, Inc.
                                1600 Bell Plaza, Room 1806
                                Seattle, Washington  98191
                                Manager-Exchange Carrier Properties,
                                Exchange Carrier Services
                                with a copy (which shall not constitute notice) to:

                                U S WEST, Inc.
                                Suite 480
                                7800 E. Orchard Road
                                Englewood, Colorado  80111
                                Attention: Associate General Counsel
                                Corporate Transactions

             If to Buyer:       Pacific Telecom, Inc.
                                805 Broadway
                                P.O. Box 9901
                                Vancouver, Washington  98668-8701
                                Attention:  Chief Financial Officer

                                with a copy (which shall not constitute notice) to:

                                Pacific Telecom, Inc.
                                805 Broadway
                                P.O. Box 9901
                                Vancouver, Washington 98668-8701
                                Attention:  Vice President Regulatory
                                Affairs

    11.3     Waivers.  No failure of a party to enforce a provision of this
             _______
Agreement will be construed as a general or a specific waiver of that provision, or of a party's right to enforce that provision, or of a party's right to enforce any other provision of this Agreement. No waiver of any breach of any covenant or other provision herein contained shall be deemed to be a waiver of any preceding or succeeding breach, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed to be an extension of the time for performance of any other obligation or act.

    11.4     Commissions.  Each party represents and warrants that it has dealt
             ___________
with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement.

    11.5     Payment of Expenses.  Except as otherwise provided herein, each
             ___________________
of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in consummating and carrying out the transactions contemplated by this Agreement, whether or not the transactions contemplated by this Agreement are consummated.

    11.6     Headings.  The subject headings of the sections and subsections
             ________
of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.

    11.7     Counterparts.  This Agreement may be executed in one or more
             ____________
counterparts, each of which shall be deemed an original, and when each of the parties hereto has executed and delivered to the other party one or more counterparts this Agreement shall be binding and effective, even though no single counterpart has been executed by both of the parties.

    11.8     Successors and Assigns.  This Agreement shall be binding on and
             ______________________
shall inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that no assignment shall be permitted except as provided for in this Agreement.

    11.9     Assignment.  The rights and obligations of the parties to this
             __________
Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party which consent may be withheld in such party's sole discretion; provided, however, that any party hereto may, without prior consent of the other party hereto, assign this Agreement in its entirety to any parent or subsidiary entity.

    11.10  Additional Instruments and Assistance.  Each party hereto shall
           _____________________________________
from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

    11.11     Seller's Control Over Authorized Facilities.  No provision of
              ___________________________________________
this Agreement shall be construed to abrogate Seller's control of and responsibility for the operation of the authorized facilities of the Business prior to the actual transfer of control of those facilities hereunder to the Buyer as approved by the FCC and the PUC.

    11.12     Governing Law.  This Agreement shall be construed in accordance
              _____________
with the laws of the State of Colorado.

    11.13     Severability.  If any term or provision of this Agreement is, to
              ____________
any extent, held or deemed to be invalid or unenforceable when applied to any person or circumstance, the remaining provisions of this Agreement and the enforcement of such provision to other persons or circumstances, or to another extent, shall not be affected thereby, and each provision of this Agreement shall be enforced to the fullest extent allowed by law.

    11.14     Amendments.  This Agreement may not be modified, changed,
              __________
supplemented or terminated, nor may any obligations hereunder be waived by a party, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

    11.15     No Construction Against the Drafting Party.  Each party hereto
              __________________________________________
acknowledges that such party and its counsel have reviewed this Agreement and participated in its drafting. This Agreement shall not be construed against either party for having prepared it.

    11.16     Integration.  This Agreement, the Construction Contract,
              ___________
including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties, and there are no agreements, understandings, warranties or representations between the parties except as set forth or noted herein. This Agreement is not made for the benefit of any person, firm, corporation or association other than the parties hereto. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

    IN WITNESS WHEREOF, the parties to this Agreement have executed it as of the date first above written.

BUYER:

EAGLE TELECOMMUNICATIONS, INC./COLORADO        PACIFIC TELECOM,
INC.
a Colorado corporation, a wholly-owned         a Washington corporation,
subsidiary of Pacific Telecom, Inc.

By:  /s/James H. Huesgen                  By:  /s/James H. Huesgen
     ________________________                  _____________________
        James H. Huesgen                          James H. Huesgen
     ________________________                  _____________________

Its: Executive VP & CFO                   Its: Executive VP & CFO
     ________________________                  _____________________

Date:August 30, 1993                      Date:August 30, 1993
     ________________________                  _____________________


SELLER:

U S WEST COMMUNICATIONS, INC.,
a Colorado corporation

By:  /s/A. G. Ames
     ________________________
        A. G. Ames
     ________________________

Its: Pres. & CFO
     ________________________

Date:8/31/93
     ________________________

                                GLOSSARY OF TERMS

    For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

    "Accounts Receivable" means all customer accounts receivable net of
     ___________________
doubtful accounts.

    "Agreement" means all or any part of this Agreement, including Schedules
     _________
and Exhibits, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

    "Assets" shall mean, to the extent that they are by their terms
     ______
assignable, all of Seller's assets and properties in the Exchanges, except the Excluded Assets of whatever kind, character and description and whether tangible, intangible, real, personal or mixed.

             (a) "Authorities" means (1) construction permits, licenses or
                  ___________
authorizations granted by the FCC owned by Seller and used to develop and operate the System; and (2) the licenses or operating right granted by the PUC to operate the System in the State of Colorado. For purposes of this Agreement, Authorities does not include Seller's applications for Authorities before the FCC and PUC.

             (b) "Interests" means all rights, privileges, benefits and
                  _________
interests under all contracts, agreements, consents, or licenses, permits or certificates (except those included as Authorities and Realty), including agreements, permits, leases and arrangements with respect to intangible or personal property or interests therein; equipment leases; consents; agreements with suppliers, customers and subscribers; business licenses; prepaid expenses; any sales agent or sales affiliate agreements used or owned in connection with the Operation of which it is a part.
             (c) "Property" means all of Seller's physical facilities located
                  ________
within the Exchanges and other assets necessary to conduct the business as shall be mutually agreed upon between Buyer and Seller (including all of Seller's coin station sets presently installed in the Exchanges except as set forth in the Excluded Assets) that are in Seller's plant in service accounts in accordance with Part 32 of the FCC Uniform System of Accounts ("USOA").

             (d) "Realty" means all real property, or mixed real and personal
                  ______
property within the Exchanges, including, without limitation: land, structures, buildings, tower sites or antenna sites, easements, rights of way, servitudes, licenses, agreements, arrangements or leases with respect to real property interests;

leasehold improvements, building improvements, or other improvements or fixtures; and rights-of-way and other or similar properties owned by Seller and used in the Business of which it is a part.

             (e) "Records" means all records, including copies (or the
                  _______
originals at Seller's election) of all outside plant records, all central office equipment records, all service records kept in the ordinary course of Seller's business which identify and describe the customers being served by Seller in the Exchanges, the service that is being provided to such customers and those records which identify and describe the physical property (including, but not limited to, cables, wires, and central office equipment) being sold hereby.

    "Authorities" is defined in subparagraph (a) of the definition of Assets.
     ___________

    "Business" means the wireline telecommunications business of the
     ________
Exchanges as related to the Assets, the Property and the Authorities in the State of Colorado.

    "Claims" shall mean any and all liabilities, obligations, losses,
     ______
damages, deficiencies, demands, claims, penalties, settlements, judgments, actions, proceedings and suits of whatever kind and nature and all reasonable costs and expenses, including reasonable attorneys' fees.

    "Closing" shall have the meaning specified in section 2.1.
     _______

    "Closing Date" shall have the meaning specified in section 2.1.
     ____________

    "Communications Act" means the Federal Communications Act of 1934, a
     __________________
amended, and all rules and regulations promulgated thereunder, which are in effect at the date of this Agreement.

    "Confidential Information" shall mean any and all technical or business
     ________________________
information furnished, in whatever form or medium, or disclosed by one party to the other, including but not limited to, product and service specifications, prototypes, computer programs, models, drawings, marketing plans, financial data, and personnel statistics, which are marked as confidential or proprietary by the disclosing party, or, for information which is disclosed orally, the disclosing party indicates to the other at the time of disclosure the confidential or proprietary nature of the information and confirms in writing to the receiving party within 30 days after such disclosure that such information is confidential. For purposes of this Agreement, any technical or business information of a third person furnished or disclosed by one party to the other, and which is marked as confidential or proprietary or which is indicated orally by the disclosing party to be confidential, shall be deemed Confidential Information of the disclosing party unless otherwise specifically indicated in writing to the contrary.

    "Encumbrances" means any and all encumbrances, security interests, liens,
     ____________
taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, except the lien for ad valorem taxes or other taxes not yet due and payable or being contested in good faith, governmental conditions and restrictions under the Authorities and contractual terms and conditions regarding the Interests and Realty of the Business.

    "Exchange Area" means the geographical areas set forth and described in
     _____________
Exhibit A.
_________

    "Excluded Assets" means (a) Seller's cash on hand at the Closing; (b) any
     _______________
insurance policy, bond, letter of credit, or other similar item, and any cash surrender value in regard thereto; (c) all books and records that Seller is required by law to retain or that relate solely to internal corporate matters;
(d) all claims, rights and interests in and to any refunds for Federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date; (e) any pension, profit sharing or employee benefit plans; (f) any assets, interests or property of Seller used in the operation of any business conducted by Seller other than the operation of the Assets; (g) the name U S WEST and all similar names and related marks and logos used or owned in connection with the provision of telecommunications services in the Exchanges; (h) all portable test equipment; (i) motor vehicles and associated motor vehicle general stock; (j) materials, supplies, and tools; provided however, that Seller shall make available to Buyer all materials, supplies and specialized tools reasonably required for the operation of the assets at no additional cost to Buyer; (k) improved mobile telephone service equipment ("IMTS equipment") and applicable FCC licenses;
(l) FCC licenses for air-to-ground, cellular, or paging services held by either Seller, or any affiliate of Seller; and (m) all maintenance radio equipment and antennas and (n) Seller coin pay stations set forth in Exhibit B.

    The parties expressly agree that no assets relating to Yellow Pages or classified directory advertising activities of Seller or any affiliate of Seller shall be transferred in this transaction.

    "FCC" means the Federal Communications Commission or any other Federal
     ___
agency which succeeds in whole or in part to its jurisdiction so far as the subject matter of this Agreement is concerned.

    "FCC Approval" means the issuance on the release date of the FCC public
     ____________
notice of the FCC's grant of consent to the assignment of the FCC Authorities.

    "Gains"  shall mean the difference between the Purchase Price for the
     _____
Assets and the Net Book Value of the Assets.

    "Hazardous Materials" shall mean any substance, including, without
     ___________________
limitation, any asbestos, formaldehyde, flammables, explosives, and any hazardous substance or toxic material which could presently or at any time in the future cause a detriment to or impair the value or beneficial use of any of the Assets, or constitute or cause a health, safety or environmental hazard to the any of the Assets or to any person or require remediation at the behest of any governmental agency.
    "Interests" is defined in subparagraph (b) of the definition of Assets.
     _________

    "MFJ" shall mean the Modification of Final Judgment entered August 24,
     ___
1982 in United States v. Western Electric, et al., Case No. 82-0192, United
        _________________________________________
States District Court, District of Columbia, and all subsequent orders of such court in such action, and any judicial, legislative or regulatory amendments or modifications thereof.

    "Net Book Value" means gross plant minus accumulated depreciation which
     ______________
is true and accurate in all material respects.


    "Prime Rate"  means the prime rate as quoted by Chemical Bank.
     __________

    "PUC" means the Public Utilities Commission in the State of Colorado.
     ___

    "PUC Approval" means the issuance of the PUC consent or order of its
     ____________
grant of consent to the assignment of the PUC Authorities.

    "Purchase Price" shall have the meaning specified in section 1.2.
     ______________

    "Realty" is defined in subparagraph (c) of the definition of Assets.
     ______

    "SOW(s)" means, Statement(s) of Work as set forth in the Master
     ______
Construction Contract between U S WEST Communications, Inc. and Pacific Telecom Service Company, dated July 28, 1993.

    "System" means, as the context requires, Seller's service delivery
     ______
components in the Exchanges, including, without limitation, all equipment, facilities, assets, properties, licenses, permits, grant of operating authority and other rights and authorities and related technical knowledge and information, necessary for conduct of Seller's wireline telecommunications services within the particular Exchanges.

                                    EXHIBITS

                                TABLE OF EXHIBITS



A.  LIST OF EXCHANGES

B.  COIN STATIONS RETAINED BY SELLER



The above mentioned exhibits have been omitted. The Company agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

                                    SCHEDULES


1.1      LIST OF THE ASSETS

1.4      APPRAISED VALUE OF ASSETS

2.4      DOCUMENTS TO BE DELIVERED BY SELLER AND BUYER TO EACH
OTHER

5.1(C)   GOVERNMENTAL AUTHORIZATION FOR BUYER TO COMPLETE
THE TRANSACTION

5.1(E)   BUYER'S LITIGATION

5.2(A)   CORPORATE COVENANTS AND APPROVALS NECESSARY FOR
SELLER TO COMPLETE
         THE TRANSACTION

5.2(D)   GOVERNMENTAL AUTHORIZATIONS NECESSARY FOR SELLER TO
COMPLETE THE
         TRANSACTION

5.2(E)   SELLER'S LITIGATION

6.1(C)   CONTRACTS


The above mentioned schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.